Booz Allen Hamilton Closes Loan Repricing at Reduced Interest Rate with No Increase in Borrowing
McLean, Virginia; Aug. 20, 2013 – Booz Allen Hamilton Holding Corporation (NYSE: BAH) today announced that on August 16, 2013 its wholly owned subsidiary, Booz Allen Hamilton Inc. successfully closed the first amendment to its credit agreement dated as of July 31, 2012. With no increase in borrowing, the amendment includes a reduction in the interest rate applicable to the Company’s $1.017 billion of Term Loan B loans, and amendments to other terms of the agreement which provide for greater operational and financial flexibility for the Company.
The new interest rate for the outstanding indebtedness under Term Loan B is reduced to LIBOR + 3.0% with a 0.75% LIBOR floor from LIBOR + 3.5% with a 1.0% LIBOR floor. The rates for Term Loan A loans outstanding under the Company’s credit agreement remain unchanged. Further information can be found in the Company’s Current Report on Form 8-K and the exhibits thereto filed with the SEC on August 20, 2013.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 23,000 people, and had revenue of $5.76 billion for the 12 months ended March 31, 2013.
BAHPR-FI

Media Contact: James Fisher, 703-377-7595, fisher_james_w@bah.com